Exhibit 10.1

EXECUTION COPY

Goldman Sachs & Co. | 85 Broad Street | New York, New York 10004 | Tel: 212 902 1000

Opening Transaction

To:	Louisiana-Pacific Corporation 414 Union Street Suite 2000 Nashville, TN 37219

A/C:	[Insert Account Number]

From:	Goldman, Sachs & Co.

Re:	Accelerated Stock Buyback

Ref. No:	[Insert Reference Number]

Date:	August 24, 2005

This master confirmation (“Master Confirmation”), dated as of August 24, 2005, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Louisiana-Pacific Corporation (“Counterparty”).  This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction.  The terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto and which references this Master Confirmation, in which event the terms and provisions of this Master Confirmation shall be deemed to be incorporated into and made a part of each such Supplemental Confirmation.  This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and GS&Co. as to the terms of each Transaction to which this Master Confirmation and the related Supplemental Confirmation relates.

All provisions contained in or incorporated by reference in the form of the 1992 ISDA Master Agreement (Multicurrency — Cross Border) (the “Agreement”) will govern this Master Confirmation and each Supplemental Confirmation except as expressly modified below.  This Master Confirmation and each Supplemental Confirmation, together with all other documents referring to the Agreement confirming Transactions entered into between GS&Co. and Counterparty (notwithstanding anything to the contrary in a Supplemental Confirmation), shall supplement, form a part of, and be subject to the Agreement as if GS&Co. and Counterparty had executed the Agreement (but without any Schedule except for (i) the election of Second Method and Loss, the law of the State of New York as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) shall not apply to Transactions, and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty with a “Threshold Amount” of USD 50 million).

All provisions contained in the Agreement shall govern this Master Confirmation and the related Supplemental Confirmation relating to a Transaction except as expressly modified below or in the related Supplemental Confirmation.  With respect to any relevant Transaction, the Agreement, this Master Confirmation and the related Supplemental Confirmation shall represent the entire agreement and understanding of the parties with respect to the subject matter and terms of such Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

If, in relation to any Transaction to which this Master Confirmation and related Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions that are incorporated into any Supplemental Confirmation, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Agreement; and (iv) the Equity Definitions.

1.             Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions which, together with the terms and conditions set forth in each Supplemental Confirmation (in respect of each relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Buyer:	Counterparty

Seller:	GS&Co.

Shares:	Shares of Common Stock, $1 par value, of Counterparty (Ticker: LPX)

Forward Price:

The average of the New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on the related Exchange Business Day in the Calculation Period (without regard to pre-open or after hours trading outside of any regular trading session for any such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time on each Exchange Business Day during the Calculation Period.

Calculation Period:

Each Exchange Business Day from and including the Exchange Business Day following the Hedge Completion Date to and including the Termination Date (as adjusted in accordance with Section 5 herein and pursuant to Market Disruption Event below).

Termination Date:	For each Transaction, as set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions of “Calculation Period” and Section 5 herein).

Hedge Period:	Each Exchange Business Day from and including the Trade Date to and including the Hedge Completion Date.

Hedge Completion Date:	The Exchange Business Day on which GS&Co. finishes establishing its Hedge Positions, as determined by GS&Co., as set forth in the Supplemental Confirmation for each Transaction.

Hedge Period Reference Price:

The average of the New York 10b-18 Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on the related Exchange Business Day in the Hedge Period (without regard to pre-open or after hours trading outside of any regular trading session for any such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time on each Exchange Business Day during the Hedge Period.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by inserting the words “at any time on any Scheduled Trading Day during the Hedge Period or Calculation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Calculation Period is a Disrupted Day, the Termination Date shall be postponed and the Calculation Agent (after consultation with Counterparty) shall extend the Calculation Period and make reasonable adjustments to the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Exchange Business Days during the Calculation Period for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that any Scheduled Trading Day in the Hedge Period is a Disrupted Day, the Calculation Agent (after consultation with Counterparty) shall make reasonable adjustments to the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Exchange Business Days during the Hedge Period for purposes of determining the Hedge Period Reference Price, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

To the extent that there are 9 consecutive Disrupted Days during the Calculation Period or Hedge Period, then notwithstanding the occurrence of a Disrupted Day, the Calculation Agent (after consultation with Counterparty) shall have the option to either determine the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Exchange Business Days during the Calculation Period or Hedge Period, as applicable, using its good faith estimate of the value for the Share on such 9th consecutive day or in the case of a Calculation Period elect to further extend the Calculation Period as it deems necessary.

Exchange:	NYSE

Prepayment\Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Prepayment Date:	Three (3) Exchange Business Days following the Trade Date.

Seller Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller Payment Date:	Three (3) Exchange Business Days following the Trade Date.

Counterparty Additional
Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Counterparty Additional
Payment Date:	Three (3) Exchange Business Days following the Trade Date.

Settlement Terms:

Physical Settlement:	Applicable

Number of Shares
to be Delivered:

A number of Shares equal to (a) the Prepayment Amount divided by (b) the Forward Price; provided that the Number of Shares to be Delivered will be no less than the Minimum Shares and no greater than the Maximum Shares. The Number of Shares to be Delivered on the Settlement Date shall be reduced, but not below zero, by any Shares delivered pursuant to the Initial Share Delivery and the Minimum Share Delivery below.

Settlement Date:	Three (3) Exchange Business Days following the Termination Date.

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Initial Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Initial Share Delivery:

GS&Co. shall deliver a number of shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	Three (3) Exchange Business Days following the Trade Date.

Minimum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Minimum Share Delivery:

GS&Co. shall deliver a number of shares equal to the excess, if any, of the Minimum Shares over the Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Minimum Share Delivery Date:	Three (3) Exchange Business Days following the Hedge Completion Date.

Maximum Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Tender Offer:	Applicable

Consequences of
Merger Events and
Tender Offers:

(a)	Share-for-Share:	Modified Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment

(c)	Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Nationalization,
Insolvency or Delisting:

Negotiated Close-out; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a)	Change in Law:	Applicable

(b)	Failure to Deliver:	Not Applicable

(c)	Insolvency Filing:	Applicable

(d)	Loss of Stock Borrow:

Applicable; furthermore Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

Hedging Party:	GS&Co.

Determining Party:	GS&Co.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional
Acknowledgements:	Applicable

Transfer:

Notwithstanding anything to the contrary in the Agreement, GS&Co. may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of GS&Co. under any Transaction, in whole or in part, to an affiliate of GS&Co. that is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty.

Counterparty’s Contact Details
for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for
Purpose of Giving Notice:	Telephone No.:	(212) 902-8996
	Facsimile No.:	(212) 902-0112
Attention: Equity Operations: Options and Derivatives

GS&Co. Payment Instructions:	JP Morgan Chase Bank , N.A.
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

2. Calculation Agent.	GS&Co.

3.             Additional Mutual Representations, Warranties and Covenants.  In addition to the representations and warranties in the Agreement:

(a)           Eligible Contract Participant.  Each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal and not for the benefit of any third party; and

(b)           Accredited Investor.  Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D thereunder (“Regulation D”).  Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D, (iii) it will purchase each Transaction for investment and not with a view to the distribution or resale thereof, and (iv) the disposition of each Transaction is restricted under this Master Confirmation and each Supplemental Confirmation, the Securities Act and state securities laws.

(c)           Collateral.  Each party acknowledges that no collateral is required to be posted in connection with any Transaction.

(d)           Share Settlement.  For the avoidance of doubt, each party acknowledges that Counterparty shall have the right, in its sole discretion, to make any payment required to be made by it, either pursuant to a Counterparty Additional Payment Amount or pursuant to Section 6(e) of the Agreement or Sections 12.7 or 12.9 of the Equity Definitions (except with respect to any portion of the consideration for the Shares consisting of cash in the event of a Merger Event or Tender Offer) following the occurrence of an Early Termination Date or Extraordinary Event, by electing to share settle the Transactions under this Master Confirmation.  In no event shall the number of Shares required to be delivered by Counterparty in connection with a share settlement exceed the number of Reserved Shares (as defined in the Supplemental Confirmation).

4.             Additional Representations, Warranties and Covenants of Counterparty.  In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof, (ii) the Trade Date and (iii) to the extent indicated below, each day during the Hedge Period and Calculation Period, Counterparty represents, warrants and covenants to GS&Co. that:

(a)           the purchase or writing of each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)           other than any information to be disseminated contemporaneously with the announcement of the Transaction, it is not entering into any Transaction on the basis of, and is not aware of, any material non-public information with respect to the Shares or in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer;

(c)           it is not entering into any Transaction to create, and will not engage in any other securities or derivative transaction to create, a false or misleading appearance of active trading or market activity in the Shares (or any security convertible into or exchangeable for the Shares), or which would otherwise violate the Exchange Act;

(d)           each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

(e)           notwithstanding the generality of Section 13.1 of the Equity Definitions, it acknowledges that GS&Co. is not making any representations or warranties with respect to the treatment of any Transaction under FASB Statements 133 (as amended) or 150, EITF 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(f)            it is in compliance with its reporting obligations under the Exchange Act in all material respects and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

(g)           it shall report each Transaction as required under Regulation S-K under the Exchange Act; and

(h)           except in accordance with Section 5, during the Hedge Period and the Calculation Period (as extended or suspended pursuant to the provisions of Section 5 and “Calculation Period” herein), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares shall not be subject to a “restricted period” as such term is defined in Regulation M promulgated under the Exchange Act and, to the extent that this representation is not true and correct on any day during the Hedge Period or the Calculation Period, Counterparty agrees to provide written notice to GS&Co. to that effect on each such day.

5.             Suspension of Hedge Period and/or Calculation Period.

(a)           If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on one Scheduled Trading Day’s written notice, direct GS&Co. not to purchase Shares in connection with hedging any Transaction during the “restricted period” (as defined in Regulation M).  If on any Scheduled Trading Day, Counterparty delivers written notice (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”) then such notice shall be effective to suspend the Calculation Period or the Hedge Period, as the case may be, as of such Notification Time.  In the event that Counterparty delivers notice and/or confirms by telephone after the Notification Time, then the Calculation Period or the Hedge Period, as the case may be, shall be suspended effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co.  The Calculation Period shall be suspended and the Termination Date extended for each Scheduled Trading Day in such restricted period.

(b)           In the event that GS&Co. reasonably concludes that it is required with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures imposed by law, rule or regulation on GS&Co., for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period or the Calculation Period, GS&Co. may by written notice to Counterparty (confirmed by telephone) elect to suspend the Hedge Period or the Calculation Period for such number of Scheduled Trading Days as is specified in the notice.  The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Hedge Period or the Calculation Period.  The Calculation Period shall be suspended and the Termination Date extended for each Scheduled Trading Day occurring during any such suspension.

(c)           In the event that the Calculation Period is suspended pursuant to Section 5(a) or (b) above during the regular trading session on the Exchange, then the Calculation Agent (after consultation with Counterparty) shall, in calculating the Forward Price, extend the Calculation Period and make adjustments to the weighting of each Rule 10b-18 eligible transaction in the Shares on the relevant Exchange Business Days during the Calculation Period for purposes of determining the Forward Price, with such adjustments based on, among other factors, the duration of any such suspension and the volume, historical trading patterns and price of the Shares.

6.             Counterparty Purchases.  Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a)           Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”).  It is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of Rule 10b5-1(c)(1)(i)(A) and (B) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).  Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions.  Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1; and

(b)           During the Hedge Period and the Calculation Period, Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not without the prior written consent of GS&Co., purchase any Shares, listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Calculation Period (as extended pursuant to the provisions of Section 5 and “Calculation Period” herein); provided that, notwithstanding the foregoing, Counterparty may make any such purchases so long as such purchases shall not cause GS&Co.’s purchases of shares during the Hedge Period or the Calculation Period not to comply with Rule 10b-18.  However, the foregoing shall not limit Counterparty’s ability, pursuant to its employee incentive plan, to re-acquire Shares in connection with the related equity transactions or to limit Counterparty’s ability to withhold shares to cover tax liabilities associated with such equity transactions, and in connection with any such purchase Counterparty will be deemed to represent to GS&Co. that such purchase does not constitute a “Rule 10b-18 Purchase” (as defined in Rule 10b-18).  To the extent that Counterparty makes any such purchase other than through GS&Co., or other than in connection with any Transaction, Counterparty hereby represents and warrants to GS&Co. that (a) it will not take other action that would or could cause GS&Co.’s purchases of the Shares during the Hedge Period or the Calculation Period not to comply with Rule 10b-18 and (b) any such purchases will not otherwise constitute a violation of Section 9(a) or Rule 10(b) of the Exchange Act.  This subparagraph (a) shall not restrict any purchases by Counterparty of Shares effected during any suspension of any Hedge Period or Calculation Period in accordance with Section 5 hereof.

7.             Additional Termination Events.  Additional Termination Event will apply.  Notwithstanding anything to the contrary in the Equity Definitions:

(a)           the occurrence of a Nationalization, Insolvency or a Delisting (in each case effective on the Announcement Date as determined by the Calculation Agent) will constitute an Additional Termination Event with Counterparty as the sole Affected Party; and

(b)           in respect of any Extraordinary Dividend (as specified in the Supplemental Confirmation) by Counterparty, one day prior to the related ex-dividend date; provided that in the event that GS&Co. and Counterparty enter into a mutually acceptable new transaction (using their good faith and commercially reasonable efforts) on or prior to one day prior to the ex-dividend date in respect of the Extraordinary Dividend, the amounts determined pursuant to Section 6(e) of the Agreement or otherwise to be owed by Counterparty and GS&Co. with respect to the Affected Transaction(s) shall be deemed to be only the amounts that would otherwise be owed hereunder in respect of the Number of Shares to be Delivered (the “Termination Number of Shares to be Delivered”) and the Counterparty Additional Payment Amount if the Early Termination Date were the Settlement Date, and shall be payable in cash or (in the case of the Counterparty) by share settlement or a combination of the two.  In the event that an Early Termination Date would otherwise occur pursuant to this clause 7(b) while the Counterparty is in possession of, or is aware of, material, non-public information, the Early Termination Date shall not be deemed to occur until the day after the day on which Counterparty is not in possession of, and is not aware of, material non-public information so long as, if, at the Counterparty’s option, on or prior to one day prior to the ex-dividend date for such Extraordinary Dividend, Counterparty agrees to pay GS&Co. no later than the earlier of the entry into the new transaction or the dividend payment date for such Extraordinary Dividend, a fixed amount in cash or by share settlement or a combination of the two, that shall be determined in good faith by GS&Co. as having a value equal to (i) the amount per share of such Extraordinary Dividend multiplied by (ii) the actual number of Shares that will remain borrowed by GS&Co. in connection with any Hedge Positions related to the Transaction as of such ex-dividend date.  If the Counterparty does not so agree on or prior to one day prior to the ex-dividend date for such Extraordinary Dividend, the Early Termination Date shall occur at the close of business on the Exchange Business Day that is one day prior to the ex-dividend date.  For purposes of this Section 7(b), the Termination Number of Shares to be Delivered shall mean a number of shares equal to the product of (a) the Minimum Number of Shares multiplied by (b) the quotient of Termination Trading Days divided by the number of Scheduled Trading Days in the Calculation Period (excluding any day(s) on which the Calculation Period was suspended in accordance with Section 5 herein or as a result of any Scheduled Trading Day being a Disrupted Day).  Also for purposes of this

Section 7(b), “Termination Trading Days” shall mean the number of Exchange Business Days (excluding any day(s) on which the Calculation Period was suspended in accordance with Section 5 herein or as a result of any Scheduled Trading Day being a Disrupted Day) from and including the Exchange Business Day following the Hedge Completion Date to and including the Early Termination Date.  With respect to this Additional Termination Event, both parties shall be Affected Parties.

8.             Special Provisions for Merger Events.  Notwithstanding anything to the contrary herein or in the Equity Definitions, to the extent that an Announcement Date for a potential Merger Transaction occurs during any Calculation Period:

(a)           Promptly after request from GS&Co., Counterparty shall provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct.  Counterparty understands that GS&Co. will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(b)           GS&Co. (after consultation with Counterparty) may (i) make adjustments to the terms of any Transaction, including, without limitation, the Termination Date, and the Maximum Shares to account for the number of Shares that could be purchased on each day during the Calculation Period in compliance with Rule 10b-18 following the Announcement Date, provided that Counterparty shall not be required to make any additional cash payments or deliver any Shares in connection with any such adjustments or (ii) treat the occurrence of the Announcement Date as an Additional Termination Event with Counterparty as the sole Affected Party.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

9.             Governing Law.  The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

10.           Offices.

(i)            The Office of GS&Co. for each Transaction is:  One New York Plaza, New York, New York 10004.

(ii)           The Office of Counterparty for each Transaction is:  414 Union Street, Suite 2000, Nashville, TN  37219.

11.           Arbitration.  The Agreement, this Master Confirmation and each Supplemental Confirmation are subject to the following arbitration provisions:

(a)           All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)           Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)           The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)           The arbitrators do not have to explain the reason(s) for their award.

(e)           If NYSE or NASD-DR arbitration is elected, the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)            The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)           The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

Any controversy between or among GS&Co. or its affiliates, or any of its or their partners, directors, agents or employees, on the one hand, and Counterparty or its agents and affiliates, on the other hand, arising out of or relating to the Agreement or any Transaction entered into hereunder, shall be settled by arbitration, in accordance with the then current rules of, at Counterparty’s election, the American Arbitration Association, The New York Stock Exchange, Inc. (the “NYSE”) or NASD Dispute Resolution (“NASD-DR”), in the applicable case accordance with their arbitration rules then in force.  If Counterparty does not make such election by registered mail addressed to GS&Co. within five (5) Exchange Business Days after receipt of notification from GS&Co. requesting such election, then Counterparty irrevocably authorizes GS&Co. to make such election on behalf of Counterparty.  The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

Neither party shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until:

(i) the class certification is denied;

(ii) the class is decertified; or

(iii) the party is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.”

12.           Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ FRANK HUJBER
Authorized Signatory

Agreed and Accepted By:

LOUISIANA-PACIFIC CORPORATION

By:	/s/ CURTIS M. STEVENS
Name: Curtis M Stevens
Title: Chief Financial Officer